As filed with the Securities and Exchange Commission on September 4, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WuXi PharmaTech (Cayman) Inc.

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	2834	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

288 Fute Zhong Road

Waigaoqiao Free Trade Zone

Shanghai 200131

People’s Republic of China

(86-21) 5046-1111

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

Telephone: (212) 894-8940

(Name, address, and telephone number of agent for service)

With copies to:

Kurt J. Berney, Esq.

O’Melveny & Myers LLP

Plaza 66, 37th Floor

1266 Nanjing Road West

Shanghai 200040

People’s Republic of China

(86-21) 2307-7007

Fax (86-21) 2307-7300

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Primary Shares Ordinary Shares, par value US$0.02 per share(1)(2)	(3)	(3)	US$100,000,000	US$5,580(4)
Secondary Shares Ordinary Shares, par value US$0.02 per share(1)(2)	83,436,112	US$1.39(5)	US$116,289,082	US$6,489(5)
TOTAL			US$216,289,082	US$12,069(6)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement will cover additional ordinary shares represented by ADSs to be offered or issued in connection with share splits, share dividends, or similar transactions.
(2)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 filed with the Commission on July 25, 2007 (File No. 333-144850).
(3)	An indeterminate aggregate number of securities is being registered as may from time to time be sold at indeterminate prices, including up to $100,000,000 in American depositary shares to be offered by the Registrant.
(4)	The registration fee is calculated pursuant to Rule 457(o) under the Securities Act of 1933 based upon the proposed maximum aggregate offering price.
(5)	Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average of the high and low sales prices of the Registrant’s American depositary shares on September 2, 2009 as reported on the New York Stock Exchange, which was $11.15 per American depositary share, or $1.39 per ordinary share.
(6)	Pursuant to Rule 457(p) under the Securities Act of 1933, we are offsetting payment of the registration fees against the $9,521.11 that has already been paid with respect to the Form F-1 filed with the Commission on April 4, 2008 (File No. 333-150076), and subsequently withdrawn pursuant to a Registration Withdrawal Request filed on July 7, 2008.

Each Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 2009

WuXi PharmaTech (Cayman) Inc.

$100,000,000

in American Depositary Shares representing Ordinary Shares

and

10,429,514 American Depositary Shares representing 83,436,112 Ordinary Shares that may be Offered by the Selling Shareholders

The Company may offer and sell American Depositary Shares, or ADSs, representing ordinary shares, or the securities, from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of certain selling shareholders named in the section “Selling Shareholders.” This prospectus provides you with a general description of the ADSs we may offer and the ordinary shares they represent. Our ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “WX.” Each ADS represents eight ordinary shares, par value $0.02 per share. On September 3, 2009, the last reported sale price of our ordinary shares was $12.14 per share.

Each time we sell or any selling shareholder sells the securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectuses, as well as any documents incorporated by reference in this prospectus or any prospectus supplement, before you invest in our securities.

We or any selling shareholder may offer the securities, through one or more underwriters, dealers and agents, or directly to one or more purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

The securities covered by this prospectus may be sold at fixed prices, variable prices, market prices prevailing at the time of sale, prices related to those prevailing market prices or negotiated prices that may vary.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             .

You should rely only on the information contained in or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with any other information. This prospectus may be used only where it is legal to sell securities. This document is not an offer to sell, or solicitation of an offer to buy, in any jurisdiction where the offer or sale is prohibited. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document. Furthermore, you may not imply from the delivery of this prospectus, nor from a sale made under this prospectus, that our affairs are unchanged since the date of this prospectus.

OUR COMPANY

We are a leading pharmaceutical, biotechnology and medical device research and development, or R&D, outsourcing company, with operations in China and the United States. We provide a broad and integrated portfolio of laboratory and manufacturing services throughout the R&D process to our customers, which include many of the world’s premier pharmaceutical, biotechnology and medical device companies. Our services are designed to assist our global customers in shortening the time and lowering the cost of pharmaceutical and medical device R&D by providing cost-effective and efficient outsourcing solutions. We have more than 800 customers, including all of the ten largest pharmaceutical companies as measured by 2008 total pharmaceutical-only revenues, many of whom have presented us with awards for our performance and continue to come back to us for additional and integrated projects.

Since our founding in 2001, our core business has been providing discovery chemistry services to synthesize small molecules at the beginning of the drug discovery process. Discovery chemistry continues to represent a large majority of revenues for our China-based laboratory services segment. In recent years, we have added other services, including discovery biology, safety pharmacology, drug metabolism and pharmacokinetics bioanalytical services, manufacturing process R&D, clinical-trial-scale manufacturing, formulation and toxicology. The AppTec acquisition expanded our capabilities beyond small molecules to large-molecule biologics and medical devices. We continue broadening customer relationships with our expanded capabilities and integrated services.

We are well-positioned to capitalize on the global trend of R&D outsourcing by emphasizing our experience, capabilities, quality, responsiveness, protection of customer intellectual property and reliability. Our primary China-based facilities include an 782,000 square-foot R&D center in the Waigaoqiao Free Trade Zone in Shanghai, a 71,000 square-foot cGMP small-scale clinical manufacturing facility and a new 222,000 square-foot large-scale cGMP manufacturing plant in the Jinshan area of Shanghai, a 253,000 square-foot R&D center focused on discovery chemistry in Tianjin and a 314,000 square-foot preclinical toxicology facility in Suzhou. Our acquisition of AppTec Laboratory Services, Inc., or AppTec, in January 2008, provides us with a U.S. presence and know-how in biologics and medical device testing, including three FDA-registered facilities. These U.S. facilities include an 82,000 square-foot R&D and manufacturing facility in St. Paul, Minnesota; a 51,000 square-foot testing facility in Atlanta, Georgia and a 75,000 square-foot R&D and testing facility in Philadelphia, Pennsylvania. Approximately 19,000 square feet of space in our Philadelphia facility used for our biologics manufacturing operation was discontinued in December 2008. The space is available for future growth of biologics testing services.

Our net revenues increased from $69.9 million in 2006 to $135.2 million in 2007 and to $253.5 million in 2008, representing year-over-year growth of 93% and 87%, respectively. Net revenues in 2008 included $57.7 million of revenues from AppTec, acquired on January 31, 2008. 2008 revenues exclude revenues from our biologics manufacturing operation, which we discontinued in December 2008. Due to a decline in our manufacturing services revenue, our net revenues decreased 3% to $67.0 million in second quarter 2009 from $70.8 million in second quarter 2008.

We generated most of our revenues in each of the prior three years from customers headquartered in the United States. Our historical growth rate is attributable primarily to an increased customer base and a greater number of projects that resulted from our expanded capacity and increased service offerings, including a focus on obtaining long-term, integrated R&D contracts. Our net income increased 283% from $8.9 million in 2006 to $33.9 million in 2007. We recorded a net loss of $64.2 million in 2008, which included impairment charges of $60.5 million relating to the continuing AppTec business and a net loss from discontinued AppTec operations of $49.3 million. Our net income increased 72% to $14.6 million in second quarter 2009 from $8.5 million in second quarter 2008.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context requires otherwise, references to:

•

“we,” “us,” “our company” and “our” refer to WuXi PharmaTech (Cayman) Inc., or WuXi, and its consolidated subsidiaries, WuXi AppTec (BVI) Inc., or WXAT BVI; WuXi AppTec Co., Ltd., or WXAT; WuXi AppTec (Shanghai) Co., Ltd., or WASH; Shanghai SynTheAll Pharmaceutical Co., Ltd., or STA; WUXIAPPTEC (Tianjin) Co., Ltd., or WATJ; WuXi AppTec (Suzhou) Co., Ltd., or WASZ; WuXi AppTec Holding Company, Inc.; WuXi AppTec, Inc., or AppTec; WX (BVI) Limited; Kaipara Enterprises Ltd.; Klivia Investments Sp. z o.o.; and Klivia Investments Sp. z o. o. Luxembourg Branch;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•	all references to “Renminbi,” or “RMB,” are to the legal currency of China; all references to “U.S. dollars,” “dollars,” or “$” are to the legal currency of the United States;

•	“ordinary shares” refers to our ordinary shares, par value $0.02 per share;

•	“ADSs” refers to our American depositary shares, each of which represents eight ordinary shares;

•	“ADRs” refers to American depositary receipts, which, if issued, evidence our ADSs;

•	“Selling shareholder” refers to one or more persons named in the section “Selling Shareholders” that currently hold(s) our ordinary shares or ADSs;

•	“Discontinued operation” refers to the biologics manufacturing operation in Philadelphia, Pennsylvania, in the United States, which we decided to close on December 2, 2008; and

•

unless otherwise indicated, all historical share and per-share data contained in this prospectus have been restated to give retroactive effect to a one-for-fifty forward share split that became effective on July 27, 2007.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we or any selling shareholder may offer and sell, from time to time, securities in one or more offerings and at prices and on terms that it determines at the time of the offering. This prospectus provides you with a general description of these securities that are offered or may be offered in the future. From time to time when we or any selling shareholder sells such securities, we may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplements may add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, includes the material information related to the offering. To the extent that any statement we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should carefully read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us.”

FORWARD LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain “forward-looking” statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference relate to, among other things:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	general economic and business conditions, particularly in China and the United States;

•	the effects of the current global economic downturn and global macroeconomic conditions on our business, financial condition and results of operations;

•	the expected growth in research and development, or R&D, spending by the pharmaceutical, biotechnology and medical device industries;

•	the expected growth of the pharmaceutical, biotechnology and medical device R&D outsourcing industry in China and internationally;

•	competition in the pharmaceutical, biotechnology and medical device R&D outsourcing industry;

•	our expectations regarding market acceptance of, or demand for, our services;

•	our ability to stay abreast of market trends and technological advances;

•	our ability to effectively protect our intellectual-property rights and not infringe on the intellectual- property rights of others; and

•	governmental policies and regulations in China and the United States relating to the pharmaceutical, biotechnology and medical device industries and R&D outsourcing industry.

These forward-looking statements involve various risks, assumptions and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot be certain that our expectations will materialize. Our actual results could be materially different from and worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in the “Risk Factors” section and elsewhere in this prospectus and the documents incorporated by reference into this prospectus. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Readers should read these statements in conjunction with the “Risk Factors” section of this prospectus.

All forward-looking statements included in this prospectus and any accompanying prospectus supplement attributable to us or other parties or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

RISK FACTORS

Please see the factors set forth under the heading “Item 3. Key Information—D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, if applicable, in any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in any applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Cayman Islands company, and the majority of our assets and a large part of our operations are located outside of the United States. Substantially all of our current operations are conducted, and our operating assets are located, in the PRC. In addition, many of our directors and officers are nationals and/or residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. Even if you are successful in bringing an action of this kind, it may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil-liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not resident in the United States and the substantial majority of whose assets are located outside of the United States.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder, our counsel as to Cayman Islands law, and Commerce & Finance Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state court of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Commerce & Finance Law Offices has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Commerce & Finance Law Offices has further advised us that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no treaty or other form of reciprocity between China and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by U.S. courts.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

DESCRIPTION OF SHARE CAPITAL

We were incorporated as WuXi PharmaTech (Cayman) Inc. in the Cayman Islands on March 16, 2007, an exempted company with limited liability under the Companies Law (2009 Revision), or the Companies Law, of the Cayman Islands. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

•	is a company that conducts its business outside of the Cayman Islands;

•	is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies or the Immigration Board;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.

Our authorized share capital consists of 5,002,500,000 ordinary shares with a par value of $0.02 each. As of August 31, 2009, we had 546,243,968 ordinary shares outstanding. Note, however that this number excludes 27,280,208 ordinary shares allotted to the depositary as a bulk issuance for the use by the Company pursuant to its share option plan.

The following summarizes the terms and provisions of our share capital, as well as the material applicable laws of the Cayman Islands. This summary is incomplete, and you should read the form of our amended and restated memorandum and articles of association which was filed as an exhibit to our current report on Form 6-K filed with the SEC on August 10, 2009. The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. ADSs holders are not treated as our shareholders and are required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in order to exercise shareholders’ rights in respect of the ordinary shares. The depositary agrees, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs.

Meetings

Subject to our regulatory requirements, an annual general meeting and any extraordinary general meeting is called by not less than 10 clear days’ notice in writing. Notice of every general meeting is given to all of our shareholders. Extraordinary general meetings are called only by the chairman of our board of directors, a majority of our board of directors or our chief executive officer, and may not be called by any other person. All business is deemed special that is transacted at an extraordinary general meeting, and also all business that is transacted at an annual general meeting other than with respect to (i) the declaration and sanctioning of dividends, (ii) consideration and adoption of the accounts and balance sheet and the reports of the directors and auditors and other documents required to be annexed to the balance sheet, (iii) the election of directors, (iv) appointment of auditors (where special notice of the intention for such appointment is not required by the Companies Law) and other officers, (v) the fixing of the remuneration of the auditors, and the voting of remuneration or extra remuneration to the directors, (vi) the granting of any mandate or authority to the directors to offer, allot, grant options over or otherwise dispose of the unissued shares in the capital of our company representing not more than 20% in nominal value of its existing issued share capital, and (vii) the granting of any mandate or authority to the directors to repurchase our securities.

Subject to applicable regulatory requirements, a meeting called by shorter notice is deemed to have been duly called, if it is so agreed (i) in the case of a meeting called as an annual general meeting, by all of our shareholders entitled to attend and vote at the meeting, or (ii) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the ordinary shares giving that right.

At any general meeting, two shareholders entitled to vote and present in person or by proxy, or in the case of a shareholder being a corporation by its duly authorized representative, collectively that represent not less than one-third of our issued and outstanding voting shares constitutes a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum does not preclude the appointment of a chairman. If present, the chairman of our board of directors is the chairman presiding at any shareholders meetings.

A corporation being a shareholder is deemed to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative is entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “—Modification of Rights.”

Voting Rights Attaching to the Shares

All of our shareholders have the right to receive notice of shareholders’ meetings and to attend, speak and vote at such meetings. In respect of matters requiring shareholders’ vote, each ordinary share is entitled to one vote. A shareholder may participate at a shareholders’ meeting in person or by proxy. A resolution put to the vote of a meeting is decided on a show of hands unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded (i) by the chairman of such meeting, (ii) by at least three shareholders present in person or in the case of a shareholder being a corporation by its duly authorized representative or by proxy for the time being entitled to vote at the meeting, (iii) by a shareholder or shareholders present in person or in the case of a shareholder being a corporation by its duly authorized representative or by proxy and representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting, or (iv) by a shareholder or shareholders present in person or in the case of a shareholder being a corporation by its duly authorized representative or by proxy and holding shares in our company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

No shareholder is entitled to vote or be counted in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a clearing house (or its nominee(s)), being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that the authorization shall specify the number and class of shares in respect of which each such person is so authorized. Each person so authorized pursuant to this provision is deemed to have been duly authorized without further evidence of the facts and is entitled to exercise the same rights and powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

While there is nothing under the laws of the Cayman Islands specifically prohibiting or restricting the creation of cumulative voting rights for the election of our directors, unlike the requirement under Delaware General Corporation Law where cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provisions in our amended and restated memorandum and articles of association to allow cumulative voting for such elections.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the

Grand Court shall direct. Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up. Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (i) an act which is ultra vires or illegal, (ii) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (iii) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (ii) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

Except with respect to share capital (as described below), alterations or amendments to our amended and restated memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of the shareholders. Subject to the Companies Law of the Cayman Islands, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our amended and restated articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be one person holding (or represented by proxy) at least one-third of the issued shares of that class. Any holder of shares of the class shall be entitled to demand a poll.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu therewith.

Alteration of Capital

Pursuant to our amended and restated memorandum and articles of association, we may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

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sub-divide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

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cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may, by special resolution, reduce our share capital and any capital redemption reserve in any manner authorized by law.

Transfer of Shares

Subject to any applicable restrictions set forth in our amended and restated memorandum and articles of association, our shareholders may transfer all or any of their shares by an instrument of transfer in the usual or common form or in a form prescribed by the NYSE or in any other form which our directors may approve.

The instrument of transfer of any share shall be in writing and executed by or on behalf of the transferor and shall be accompanied by the certificate of the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in our register of members in respect thereof. All instruments of transfer that shall be registered shall be retained by us.

Share Repurchase

We are empowered by the Companies Law and our amended and restated memorandum and articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the U.S. Securities and Exchange Commission, the NYSE, or by any recognized stock exchange on which our securities are listed.

Dividends

Subject to any rights and restrictions for the time being attached to any class or classes of shares and our amended and restated memorandum and articles of association, our directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of our funds lawfully available therefor.

Subject to any rights and restrictions for the time being attached to any class or classes of shares and our amended and restated memorandum and articles of association, our shareholders by ordinary resolution may declare dividends, but no dividend may exceed the amount recommended by our directors.

Our directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of our directors be applicable for meeting contingencies, or for equalizing dividends or for any other purpose to which those funds be properly applied and pending such application may, at the like discretion, either be employed in our business or be invested in such investments (other than our shares) as our directors may from time to time think fit.

Any dividend may be paid by check or wire transfer to the registered address of the shareholder or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the shareholder or person entitled, or such joint holders as the case may be, may direct. Every such check or warrant is made payable to the order of the person to whom it is sent or to the order of such other person as the shareholder or person entitled, or such joint holders as the case may be, may direct.

Our directors when paying dividends to the shareholders in accordance with the foregoing may make such payment either in cash or in specie. No dividend may be paid otherwise than out of profits or, subject to the restrictions of the Companies Law, the share premium account. Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends are declared and paid according to the amounts paid or credited as fully paid on the shares, but if and so long as nothing is paid up on any of our shares dividends can be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated as paid on the share. If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share. No dividend shall bear interest against us.

Untraceable Shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

(i) all checks or warrants in respect of dividends of such shares, not being less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorized by our amended and restated memorandum and articles of association have remained uncashed;

(ii) we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

(iii) we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated memorandum and articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the NYSE has been notified of such intention.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Differences in Corporate Law

The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in English law. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the company is not proposing to act illegally or beyond the scope of its authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Corporate Governance. Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of NYSE or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Board of Directors

We are managed by our board of directors. Under our amended and restated memorandum and articles of association, we may have up to ten directors. Our board of directors currently consists of nine directors. Any change in the number of directors may be made from time to time by resolution of our directors. The directors are elected or appointed in accordance with our amended and restated memorandum and articles of association and hold office until their successors are elected or appointed. At any time prior to the expiration of their term, our directors may be removed only by way of a special resolution of no less than two-thirds of the votes cast at a meeting of the shareholders. Subject to our amended and restated memorandum and articles of association and the Companies Law, we may by ordinary resolution, elect any person to be a director either to fill a casual vacancy or as an addition to the existing board. The directors by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, even though less than a quorum, or the sole remaining director, have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board. Any director so appointed by the board shall, unless designated by the board as a Class A Director, a Class B Director or a Class C Director, hold office only until the next following annual general meeting and shall then be eligible for re-election. A vacancy on the board created by the removal of a director may only be filled by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting.

Meetings of our board of directors may be convened at any time deemed necessary by our secretary on request of a director or by any director. Notice must be given at least 24 hours prior to the meeting of the board, unless waived by a majority of the directors. A meeting of our board of directors is competent to make lawful and binding decisions if at least 50% of the members of our board of directors are present or represented unless the board has fixed any other number. At any meeting of our directors, each director is entitled to one vote. Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting has a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Our board of directors is divided into different classes, Class A Directors, Class B Directors and Class C Directors. At our next annual general meeting, all Class C Directors shall retire from office and be eligible for re-election. At each subsequent annual general meeting after our next annual general meeting, one-third of our directors for the time being (or, if their number is not a multiple of three, the number nearest to but not greater than one-third) shall retire from office by rotation. A retiring director is eligible for re-election. The directors to retire by rotation shall include (so far as necessary to ascertain the number of directors to retire by rotation) any director who wishes to retire and not to offer himself for re-election. Any further directors so to retire shall be those of the other directors subject to retirement by rotation who have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot. Notwithstanding anything to the contrary in our amended and restated memorandum and articles of association, our chief executive officer is not, while holding office, subject to retirement or taken into account in determining the number of directors to retire in any year.

Committees of Board of Directors

Pursuant to our amended and restated articles of association, our board of directors has established an audit committee, a compensation committee, corporate governance and a nominations committee and a strategy committee.

Issuance of Additional Ordinary Shares or Preference Shares

Our amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. Our amended and restated memorandum of association authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue series of preference shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preference shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preference shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preference shares may dilute the voting power of holders of ordinary shares.

Registration Rights

Pursuant to a registration rights agreement entered into on June 4, 2007, we granted registration rights to certain shareholders or their assignees, as set forth below.

Demand Registration Rights

As of the date 180 days after our initial public offering, holders of registrable securities acquired the right to demand that we file a registration statement covering the offer and sale of their securities, so long as the aggregate amount of securities to be sold under the requested registration statement is no less than $20 million. However, we are not obligated to effect more than seven such demand registrations. We have the ability to delay or withdraw the filing of a registration statement for up to 120 days if our board of directors determines there is a valid business reason to delay such filing.

Piggyback Registration Rights

In connection with the filing of this registration statement, we were required to offer each holder of registrable securities the opportunity to include their shares in the registration statement.

Form F-3 Registration Rights

Holders of the registrable securities have the right to request that we file a registration statement on Form F-3, so long as the aggregate amount of securities to be sold under the requested registration statement is no less than $20 million, and provided that we are not obligated to effect more than two such registrations within any 12 months period. Such requests for F-3 registrations are not counted as demand registrations.

Expenses of Registration

We are obligated to pay all expenses relating to any demand, piggyback or Form F-3 registration, whether or not such registrations become effective; except underwriting discounts and commissions of the selling shareholders.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary, will register and deliver ADSs. Each ADS will represent an ownership interest in eight of our ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflects your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, New York, NY 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, you will not be treated as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued thereunder. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to our initial public offering registration statement. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also obtain the registration statement and the attached deposit agreement from the SEC’s website at www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

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Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to: (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders, and (iii) deduction of the depositary’s expenses in: (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

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Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

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Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

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Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares, or

•	for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR,

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will state such information as is contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will I be able to view our reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the Securities and Exchange Commission.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities in any manner permitted by the deposit agreement, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	a fee of $1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of $0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

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a fee of $0.02 per ADS (or portion thereof) per calendar year for services performed by the depositary in administering our ADR program (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

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any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

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a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•

such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADR by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating hereunder within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating hereunder on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•

the production of proof satisfactory to the depositary and/or its custodian of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing shares and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; or

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, generally or in particular instances, when the ADR register or any register for shares is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdrawal shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of shares.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•

present or future law, rule or regulation of the United States, The People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary or when requested by us.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre-released ADSs agrees in writing that he or she

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Limitations on Transfer of your ADSs

To the extent you may hereinafter hold certificated ADRs rather than holding ADSs through your bank, broker or other nominee through the Depositary Trust Company, your ADSs represented by ADRs will be transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and will close its books on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or any government or governmental body, or under any provision of or circumstances permitted by the deposit agreement.

SELLING SHAREHOLDERS

Pursuant to a registration rights agreement entered into on June 4, 2007, we granted registration rights to certain shareholders or their assignees, including the selling shareholders named in this section. The selling shareholders acquired their shares in the transactions described below, and may offer from time to time an aggregate of 10,429,514 ADSs, representing 83,436,112 ordinary shares.

•

In February 2007, we issued the following to the selling shareholders affiliated with General Atlantic: (1) 46,197,400 Series C preference shares in a private placement (each Series C preference share converted into one ordinary share upon the closing of our initial public offering); and (2) convertible notes in the aggregate principal amount of US$35,000,000 pursuant to a note purchase agreement (the convertible notes are convertible into 22,771,002 of our ordinary shares).

•

In July 2008, Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P., collectively, the WP X Funds, purchased a total of 26,808,496 of our ordinary shares from certain investment entities affiliated with United Overseas Bank, or UOB. Pursuant to the Share Purchase Agreement governing the transaction, UOB assigned its piggy-back registration rights to the WP X Funds.

The table below sets forth certain information concerning the selling shareholders and the securities that each such selling shareholder may offer and sell in the form of ADSs from time to time under this prospectus. The beneficial ownership of our ordinary shares set forth in the table is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 546,243,968 ordinary shares outstanding as of August 31, 2009 as well as where applicable, ordinary shares that may be acquired within 60 days of August 31, 2009. The number of shares in the column “Ordinary Shares Being Offered Hereby” represents all of the shares that a selling shareholder may offer and sell from time to time under this prospectus. The column “Ordinary Shares Beneficially Owned After Offering” assumes that the selling shareholders will have sold all of such shares under this prospectus. However, because the selling shareholders may offer, from time to time, all, some or none of such shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling shareholders or that will be held by the selling shareholders after completion of the sales.

	Ordinary Shares Beneficially Owned Prior to Offering		Ordinary Shares Being Offered Hereby	Ordinary Shares Beneficially Owned After Offering
Name of Selling Shareholder	Number	Percent		Number	Percent
General Atlantic Partners (Bermuda) L.P.(1)	45,321,426	8.08%	30,357,850	14,963,576	2.67%
GAP-W International, L.P.(1)	17,242,101	3.12%	11,549,350	5,692,751	1.03%
GapStar, LLC(1)	1,034,515	0.19%	692,950	341,565	0.06%
GAP Coinvestments III, LLC(1)	4,127,599	0.75%	2,764,800	1,362,799	0.25%
GAP Coinvestments IV, LLC(1)	966,199	0.18%	647,200	318,999	0.06%
GAP Coinvestments CDA, L.P.(1)	86,214	0.02%	57,750	28,464	0.01%
GAPCO GmbH & Co KG(1)	190,348	0.03%	127,500	62,848	0.01%
Warburg Pincus Private Equity X, L.P.(2)	36,084,320	6.61%	36,084,320	—	—
Warburg Pincus X Partners, L.P.(2)	1,154,392	0.21%	1,154,392	—	—

(1)

Includes 22,771,002 ordinary shares issuable upon conversion of convertible notes owned collectively by the General Atlantic selling shareholders. GAP (Bermuda) Limited, a Bermuda exempted company, or GAP (Bermuda) Limited, is the general partner of General Atlantic GenPar (Bermuda), L.P., a Bermuda limited partnership, or GA GenPar Bermuda. GA GenPar Bermuda is the general partner of General Atlantic Partners (Bermuda), L.P., a Bermuda limited partnership, or GAP LP, and GAP-W International, L.P., a Bermuda limited partnership. General Atlantic LLC, a Delaware limited liability company, or GA LLC, is the general partner of GAP Coinvestments CDA, L.P., a Delaware limited partnership, or GAPCO CDA. GAPCO Management GmbH, a German corporation, or GAPCO Management, is the general partner of

GAPCO GmbH & Co. KG, a German limited partnership, or GAPCO KG. The Managing Directors of GA LLC are the executive officers and directors of GAP (Bermuda) Limited. The Managing Members of GAP Coinvestments III, LLC, a Delaware limited liability company, or GAPCO III, and GAP Coinvestments IV, LLC, a Delaware limited liability company, or GAPCO IV, are Managing Directors of GA LLC. The Members of GapStar are certain Managing Directors of GA LLC. In addition, the Managing Directors of GA LLC make voting and investment decisions with respect to GAPCO Management and GAPCO KG. GAP LP, GAP-W International, GapStar, GAPCO III, GAPCO IV, GAP CO CDA, GAPCO KG, GA LLC, GA GenPar Bermuda, GAP Bermuda Limited and GAPCO Management, or collectively the GA Group, are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. The Managing Directors of GA LLC are Steven A. Denning (Chairman), William E. Ford (CEO), John Bernstein, H. Raymond Bingham, Peter L. Bloom, Mark F. Dzialga, William O. Grabe, Abhay Havaldar, David C. Hodgson, Rene M. Kern, Jonathan Korngold, Christopher G. Lanning, Jeff Leng, Anton J. Levy, Marc F. McMorris, Thomas J. Murphy, Matthew Nimetz, Fernando Oliveira, Ranjit Pandit, Andrew C. Pearson, Raul D. Rai, David A. Rosenstein, Sunish Sharma, Tom C. Tinsley, Philip P. Trahanas, and Florian P. Wendelstadt. Jeff Leng is a current director of the Company. Sean Tong was previously a Managing Director of GA LLC and served as a director of the Company until October 2008. The address of GA LLC; GapStar; GAP CO III; GAP CO IV and GAP CO CDA is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, CT 06830. The address of GAPCO GmbH & Co. KG and GAPCO Management GmbH is Koenigsallee 62, 40212 Duesseldorf, Germany.

(2)	Includes (i) 25,977,440 ordinary shares and 1,263,360 ADSs, representing 10,106,880 ordinary shares, owned by Warburg Pincus Private Equity X, L.P., a Delaware limited partnership, or WP X; and (ii) 831,056 ordinary shares and 40,417 ADSs, representing 323,336 ordinary shares, owned by Warburg Pincus X Partners, L.P., a Delaware limited partnership, or WPP X, collectively with WP X, the WP X Funds. Warburg Pincus X, L.P., a Delaware limited partnership, or WP X LP, is the sole general partner of the WP X Funds. Warburg Pincus C, LLC, a Delaware limited liability company, or WP X LLC, is the general partner of WP X LP. Warburg Pincus Partners, LLC, a New York limited liability company, or WP Partners, and a direct subsidiary of Warburg Pincus & Co., a New York general partnership, or WP, is the sole member of WP X LLC. WP is the sole member of WP Partners. Warburg Pincus LLC, a New York limited liability company, or WP LLC, is the manager of WP X Funds. Stewart J. Hen, a Managing Director of WP LLC, is a director of the Company. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.

TAXATION

The following is a general summary of the material Cayman Islands, PRC and U.S. federal income-tax consequences relevant to an investment in our ADSs and ordinary shares. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, PRC and the United States.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no inheritance tax or estate duty or withholding tax applicable to us or to any holder of our ADSs and ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those that hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double-tax treaties. There are no exchange-control regulations or currency restrictions in the Cayman Islands.

We have obtained an undertaking from the Governor in Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from March 27, 2007, the date of the undertaking, no law that is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, no tax to be levied on profits, income, gains or appreciations that is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of any relevant payment as defined in section 6(3) of the Tax Concessions Law (1999 Revision).

People’s Republic of China Taxation

China recently passed the New EIT Law and its implementing rules, both of which became effective on January 1, 2008. The New EIT Law created a new “resident enterprise” classification, which, if applied to us, will treat our Cayman Islands holding company in a manner similar to a Chinese enterprise for enterprise income-tax purposes. The consequences of such treatment include a 10% withholding tax applicable to our non-PRC enterprise shareholders and potentially a 20% individual income tax for our individual shareholders. Specifically, if the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for PRC enterprise income-tax purposes, a 10% withholding tax for our non-PRC enterprise shareholders and potentially a 20% individual income tax for our individual shareholders will be imposed on dividends payable to them and with respect to gains derived by our non-PRC shareholders from disposition of our shares or ADSs, if such dividends or gains are determined to be derived from sources within China. The New EIT Law and its implementing rules as well as other PRC tax regulations are unclear as to how to determine whether such dividends or gains are derived from sources within China.

If we are not deemed to be a resident enterprise, then dividends payable to our non-PRC shareholders and gains from disposition of our shares of ADSs by our non-PRC shareholders will not be subject to PRC income-tax withholding.

U.S. Federal Income Taxation

This discussion describes certain material U.S. federal income tax consequences to U.S. Holders (as defined below) of the purchase, ownership and disposition of our ADSs or ordinary shares. This discussion does not address any aspect of U.S. federal gift or estate tax, or the state, local or non-U.S. tax consequences of an investment in our ADSs or ordinary shares. This discussion does not apply to U.S. holders who are members of a class of holders subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	banks or certain financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	partnerships or other entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or persons holding ADSs or ordinary shares through any such entities;

•	regulated investment companies or real estate investment trusts;

•	persons that hold ADSs or ordinary shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•	persons whose functional currency for tax purposes is not the U.S. dollar;

•	persons liable for alternative minimum tax; or

•	persons who actually or constructively own 10% or more of the total combined voting power of all classes of our shares (including ADSs and ordinary shares) entitled to vote.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, which we refer to in this discussion as the Code, its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. In addition, this discussion relies on our assumptions regarding the value of our ADSs and ordinary shares and the nature of our business over time. Finally, this discussion is based in part upon the representation of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

Prospective purchasers are urged to consult their own tax advisor concerning the particular U.S. federal income tax consequences to them of the purchase, ownership and disposition of our ADSs or ordinary shares, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

For purposes of the U.S. federal income tax discussion below, you are a “U.S. Holder” if you beneficially own ADSs or ordinary shares as capital assets for U.S. federal income tax purposes and are:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation, that was created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax, regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a U.S. person.

For U.S. federal income tax purposes, income earned through a U.S. or non-U.S. partnership or other flow-through entity is attributed to its owners. Accordingly, if a partnership or other flow-through entity holds ADSs or ordinary shares, the tax treatment of the holder will generally depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity.

The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. Holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, as described below, applicable to dividends received by certain non-corporate holders. Accordingly, the availability of the reduced tax rate for dividends received by certain non-corporate holders could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company.

Dividends on ADSs or Ordinary Shares

We do not anticipate paying dividends on our ADSs or ordinary shares in the foreseeable future. See Item 8.A, “Financial Information—Dividend Policy.”

Subject to the “Passive Foreign Investment Company” discussion below, if we do make distributions and you are a U.S. Holder, the gross amount of any distributions with respect to your ADSs or ordinary shares (including the amount of any taxes withheld therefrom) will generally be includible in your gross income on the day you actually or constructively receive such income as dividend income if the distributions are made from our current or accumulated earnings and profits, calculated according to U.S. federal income tax principles. With respect to non-corporate U.S. Holders, certain dividends received in taxable years beginning before January 1, 2011 from a qualified foreign corporation may be subject to reduced rate of taxation. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that our ADSs, which are listed on the NYSE, but not our ordinary shares, will be readily tradable on an established securities market in the United States. You should consult your own tax advisor as to the rate of tax that will apply to you with respect to dividend distributions, if any, that you receive from us.

Subject to the “Passive Foreign Investment Company” discussion below, to the extent, if any, that the amount of any distribution by us on ADSs or ordinary shares exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. Holder’s adjusted tax basis in the ADSs or ordinary shares and thereafter as capital gain. However, we do not intend to calculate our earnings and profits according to U.S. federal income tax principles. Accordingly, distributions on our ADSs or ordinary shares, if any, will generally be reported to you as dividend distributions for U.S. federal income tax purposes. Corporations will not be entitled to claim a dividends-received deduction with respect to distributions made by us. Dividends generally will constitute foreign source passive income for purposes of the U.S. foreign tax credit rules. You should consult your own tax advisors as to your ability, and the various limitations on your ability, to claim foreign tax credits in connection with the receipt of dividends.

Sales and Other Dispositions of ADSs or Ordinary Shares

Subject to the “Passive Foreign Investment Company” discussion below, when you sell or otherwise dispose of ADSs or ordinary shares, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and your adjusted tax basis in the ADSs or ordinary shares. Your adjusted tax basis will generally equal the amount you paid for the ADSs or ordinary shares. Any gain or loss you recognize will be a long-term capital gain or loss if your holding period in our ADSs or ordinary shares is more than one year at the time of disposition. If you are a non-corporate U.S. Holder, including an individual, any such long-term capital gain will be taxed at preferential rates (generally 15% for a capital gain recognized before January 1, 2011). Your ability to deduct capital losses will be subject to various limitations.

Passive Foreign Investment Company

We believe that we were not a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our taxable year ended December 31, 2008. However, since PFIC status depends upon the composition of a company’s income and assets and the value of its assets (including goodwill) from time to time, and since we hold and will continue to hold a significant amount of cash and other passive assets, and since the value of our assets may be based, in part, on the market value of our shares, which is subject to fluctuation, there can be no assurance that we will not be a PFIC for 2009 or any future taxable year.

In general, we will be classified as a PFIC in any taxable year if either (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets or (b) 75% or more of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For purposes of the first test, (a) any cash and cash invested in short-term, interest-bearing debt instruments or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income and (b) the total value of our assets is calculated based on our market capitalization.

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

If we were a PFIC for any taxable year during which you held ADSs or ordinary shares, certain adverse U.S. federal income tax rules would apply. You would generally be subject to additional taxes and interest charges on certain “excess distributions” we make and on any gain realized on the disposition or deemed disposition of your ADSs or ordinary shares, regardless of whether we continue to be a PFIC in the year in which you receive an “excess distribution” or dispose of, or are deemed to have disposed of, your ADSs or ordinary shares. Distributions in respect of your ADSs or ordinary shares during a taxable year would generally constitute “excess distributions” if, in the aggregate, they exceed 125% of the average amount of distributions with respect to your ADSs or ordinary shares over the three preceding taxable years or, if shorter, the portion of your holding period before such taxable year.

To compute the tax on “excess distributions” or any gain, (a) the “excess distribution” or the gain would be allocated ratably to each day in your holding period, (b) the amount allocated to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to other taxable years would be taxable at the highest applicable marginal rate in effect for that year and (d) an interest charge at the rate for underpayment of taxes for any period described under (c) above would be imposed with respect to any portion of the “excess distribution” or gain that is allocated to such period. In addition, if we were a PFIC, no distribution that you receive from us would qualify for taxation at the preferential rate discussed in the “—Dividends on ADSs or Ordinary Shares” section above.

Under certain attribution rules, if we are a PFIC, you will be deemed to own your proportionate share of lower-tier PFICs and will be subject to U.S. federal income tax on (a) a distribution on the shares of a lower-tier PFIC and (b) a disposition of shares of a lower-tier PFIC, both as if you directly held the shares of such lower-tier PFIC.

If we were a PFIC in any year, as a U.S. Holder you would be required to file an annual return on IRS Form 8621 regarding your ADSs or ordinary shares. You should consult with your tax adviser regarding reporting requirements with regard to your ADSs or ordinary shares.

If we were a PFIC in any year, you would generally be able to avoid the “excess distribution” rules described above by making a timely mark-to-market election with respect to your ADSs, provided our ADSs are marketable. Our ADSs will be “marketable” as long as they remain regularly traded on a national securities exchange, such as the NYSE. If you made this election in a timely fashion, you would generally recognize as ordinary income or ordinary loss the difference between the fair market value of your ADSs on the first day of any taxable year and their value on the last day of that taxable year. Any ordinary income resulting from this election would generally be taxed at ordinary income rates and would not be eligible for the reduced rate of tax applicable to qualified dividend income. Any ordinary losses would be limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any. Your basis in the ADSs would be adjusted to reflect any such income or loss. You should consult your tax advisor regarding potential advantages and disadvantages to you of making a mark-to-market election with respect to your ADSs. The mark-to-market election will not be available for any lower-tier PFIC that is deemed owned pursuant to the attribution rules discussed above.

We do not intend to provide you with the information you would need to make or maintain a Qualified Electing Fund election, and therefore you will not be able to make or maintain such an election with respect to your ADSs or ordinary shares.

U.S. Information Reporting and Backup Withholding Rules

In general, dividend payments with respect to the ADSs or ordinary shares and the proceeds received on the sale or other disposition of ADSs or ordinary shares may be subject to information reporting to the IRS and to backup withholding (currently imposed at a rate of 28%). Backup withholding will not apply, however, if you (a) are a corporation or come within certain other exempt categories and, when required, can demonstrate that fact or (b) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with the applicable backup withholding rules. To establish your status as an exempt person, you will generally be required to provide certification on IRS Form W-9. Any amounts withheld from payments to you under the backup withholding rules that exceed your U.S. federal income tax liability will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you furnish the required information to the IRS in a timely manner.

PROSPECTIVE PURCHASERS OF OUR ADSS OR ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES RESULTING FROM PURCHASING, HOLDING OR DISPOSING OF OUR ADSS OR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION AND INCLUDING ESTATE, GIFT AND INHERITANCE LAWS.

PLAN OF DISTRIBUTION

We or any selling shareholder may offer the securities through one or more underwriters, dealers and agents, or directly to one or more purchasers, or through a combination of these methods on a delayed or continuous basis. We, or any selling shareholders, may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices that may vary. We may offer securities in the same offering, or we may offer securities in separate offerings. We, or any selling shareholders, may offer and sell a portion of the offered securities outside the United States at an offering price and on terms specified in the prospectus supplement relating to a particular issue of the offered securities. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the offeror(s) of the securities;

•	the terms of the securities to which the prospectus supplement relates;

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to be received from the sale;

•	any overallotment options under which underwriters may purchase additional securities;

•	any public offering price;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale of any of the securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and the applicable selling shareholder at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to the conditions precedent agreed to by the parties and the underwriters will be obligated to purchase all the securities of a class or series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on an existing trading market for our Ordinary Shares or ADSs, or sales made to or through a market maker other than on an exchange.

Securities may be sold directly by our company or any selling shareholder or through agents designated by our company from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by our company to any agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We or any selling shareholder may authorize agents or underwriters to solicit offers by eligible institutions to purchase securities from our company at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable prospectus supplement.

Agents and underwriters may be entitled to indemnification by our company against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to these liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, our company in the ordinary course of business.

If any selling shareholder offers and sells the securities through an underwriter or underwriters, we and/or the selling shareholder will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, may be described in a prospectus supplement, if any, that, along with this prospectus, may be used by the underwriters to make resales of the securities. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriters are used in the sale of the securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement may provide that the obligations of the underwriters will be subject to some conditions precedent and that, with respect to a sale of the securities, the underwriters may be obligated to purchase all such securities if any are purchased.

If any underwriters are involved in the offer and sale of the securities, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include over-allotment transactions, purchases to cover short positions created by an underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering by selling more of the securities than set forth on the cover page of the applicable prospectus supplement, if any, the underwriter may reduce that short position by purchasing our securities in the open market. In general, purchases of our securities to reduce a short position could cause the price of the securities to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase any of the securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering. The selling shareholder may also loan or pledge securities to broker-dealers that in turn may sell such securities.

Broker-dealers engaged by any selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

Any selling shareholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any selling shareholders or broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Any selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file reports and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part, and the exhibits and schedules thereto.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care.

Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus the following documents or, sections of documents, as noted, filed with the SEC:

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2008, filed with the SEC on June 25, 2009 (File No. 001-33623);

•

The discussion contained in “GAAP Results,” the unaudited consolidated balance sheets, the unaudited condensed consolidated statements of operations, and the revenue reconciliation by geography, from our current report on Form 6-K, filed with the SEC on May 15, 2009 (File No. 001-33623);

•

The discussion contained in “GAAP Results,” the unaudited consolidated balance sheets, the unaudited condensed consolidated statements of operations, and the revenue reconciliation by geography, from our current report on Form 6-K, filed with the SEC on August 13, 2009 (File No. 001-33623); and

•

All subsequent reports on Form 20-F and any report on Form 6-K that so indicates it (or any applicable portions thereof) is being incorporated by reference that we file with the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2008 filed on June 25, 2009, contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with US GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, but not delivered with the prospectus. Requests for such copies should be directed to:

288 Fute Zhong Road

Waigaoqiao Free Trade Zone

Shanghai 200131

People’s Republic of China

(86-21) 5046-1111

Attention: Genyong Qiu

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus and any accompanying prospectus supplement. These documents may also be accessed through our website at www.wuxiapptec.com or as described under the heading “Where You Can Find More Information About Us” above. The information contained in, or that can be accessed through, our website is not a part of this prospectus or any accompanying prospectus supplement.

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

LEGAL MATTERS

We are being represented by O’Melveny & Myers LLP with respect to legal matters of U.S. federal securities and New York State law. The validity of the ordinary shares represented by the ADSs and certain legal matters as to Cayman law will be passed upon for us by Maples and Calder. Certain legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices.

Certain members of O’Melveny & Myers LLP beneficially hold an aggregate of 44,000 of our ADSs, which represents approximately 0.06% of our outstanding ordinary shares.

EXPERTS

The financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 20-F and the effectiveness of Wuxi PharmaTech (Cayman) Inc.’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting. The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 222 Yanan Road East, Shanghai, PRC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of its offers and directors, except to the extent such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide for indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provide for indemnification of our officers and directors for all actions, costs, charges, losses, damages and expenses incurred in their capacities as such, except through their own fraud or dishonesty.

Pursuant to the form of Indemnification Agreement filed as Exhibit 10.3 to our initial public offering registration statement, we agree to indemnify our directors and officers, to the extent permitted by Cayman law, against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable as a matter of United States law.

Item 9.	Exhibits.

Number	Description
1.1*	Form of Underwriting Agreement

4.1**	Specimen American Depositary Receipt

4.2**	Specimen Certificate for Ordinary Shares

4.3**	Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A., and holders of the American Depositary Receipts

4.4**	Share Subscription Agreement among WuXi PharmaTech (BVI) Inc. and the parties named therein, dated January 26, 2007

4.5**	Note Purchase Agreement among WuXi PharmaTech (BVI) Inc. and the several note purchasers named therein, dated January 26, 2007

4.6***	Form of Convertible Note Agreement between WuXi PharmaTech (BVI) Inc. and convertible note purchasers

4.7**	Registration Rights Agreement among the Registrant and the several shareholders named therein dated June 4, 2007

4.8****	Agreement and Plan of Merger by and among AppTec Laboratory Services, Inc., Paul Acquisition Corporation, Paul (US) Holdco, Inc., and WuXi PharmaTech (Cayman) Inc., dated as of January 3, 2008. Schedules and similar attachments have been omitted from this filing. The Registrant agrees to furnish supplementally a copy of any omitted schedule upon request

4.9****	First Amendment to Agreement and Plan of Merger, dated as of January 30, 2008, to the Agreement and Plan of Merger by and among AppTec Laboratory Services, Inc., Paul Acquisition Corporation, Paul (US) Holdco, Inc., and WuXi PharmaTech (Cayman) Inc., dated as of January 3, 2008. Schedules and similar attachments have been omitted from this filing. The Registrant agrees to furnish supplementally a copy of any omitted schedule upon request

5.1	Opinion of Maples and Calder

8.1	U.S. Tax Opinion of O’Melveny & Myers LLP

8.2	PRC Tax Opinion of Commerce & Finance Law Offices

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 8.1)

23.3	Consent of Maples and Calder (included in Exhibit 5.1)

23.4	Consent of Commerce & Finance Law Offices (included as Exhibit 8.2)

24.1	Power of Attorney (included on signature page of Part II of this Registration Statement)

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.
**	Previously filed as an exhibit to the Registrant’s registration statement on Form F-1 (File No. 333-144806), as amended, initially filed with the SEC on July 24, 2007.
***	Previously filed as an exhibit to the Registrant’s annual report on Form 20-F (File No. 001-33623), filed with the SEC on June 25, 2009.
****	Previously filed as an exhibit to the Registrant’s registration statement on Form F-1 (File No. 333-150076), as amended, initially filed with the SEC on April 4, 2008.

Item 10.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i)(i), (a)(i)(ii) and (a)(i)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(ii), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, the People’s Republic of China on September 4, 2009.

WuXi PharmaTech (Cayman) Inc.

By:	/s/ Ge Li
Name:	Ge Li
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of WuXi PharmaTech (Cayman) Inc. hereby severally constitutes and appoints Ge Li and Edward Hu the true and lawful attorneys with full power to them to sign for the undersigned and in their name in the capacities indicated below, any and all amendments, including the post-effective amendments, to this registration statement, and generally to do all such things in the undersigned’s name and behalf in such capacities to enable WuXi PharmaTech (Cayman) Inc. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all rules and regulation thereunder, and all requirements of the Securities and Exchange Commission, and each of the undersigned hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on September 4, 2009.

Signature	Capacity

/s/ Ge Li Name: Ge Li	Chairman and Chief Executive Officer

/s/ Xiaozhong Liu Name: Xiaozhong Liu	Director, Executive Vice President

/s/ Zhaohui Zhang Name: Zhaohui Zhang	Director, Vice President

/s/ Ying Han Name: Ying Han	Director

/s/ Stewart Hen Name: Stewart Hen	Director

/s/ Cuong Viet Do Name: Cuong Viet Do	Director

Name: Xuesong Leng	Director

/s/ Kian-Wee Seah Name: Kian-Wee Seah	Director

/s/ Ning Zhao Name: Ning Zhao	Director

/s/ Edward Hu Name: Edward Hu	Chief Operating Officer and Acting Chief Financial Officer

Signature of authorized representative in the United States

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of WuXi PharmaTech (Cayman) Inc., has signed this registration statement or amendment thereto in New York, New York, on September 4, 2009.

Authorized Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

Index To Exhibits

The following exhibits are included, or incorporated by reference, in this Form F-3.

Number	Description
1.1*	Form of Underwriting Agreement

4.1**	Specimen American Depositary Receipt

4.2**	Specimen Certificate for Ordinary Shares

4.3**	Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A., and holders of the American Depositary Receipts

4.4**	Share Subscription Agreement among WuXi PharmaTech (BVI) Inc. and the parties named therein, dated January 26, 2007

4.5**	Note Purchase Agreement among WuXi PharmaTech (BVI) Inc. and the several note purchasers named therein, dated January 26, 2007

4.6***	Form of Convertible Note Agreement between WuXi PharmaTech (BVI) Inc. and convertible note purchasers

4.7**	Registration Rights Agreement among the Registrant and the several shareholders named therein dated June 4, 2007

4.8****	Agreement and Plan of Merger by and among AppTec Laboratory Services, Inc., Paul Acquisition Corporation, Paul (US) Holdco, Inc., and WuXi PharmaTech (Cayman) Inc., dated as of January 3, 2008. Schedules and similar attachments have been omitted from this filing. The Registrant agrees to furnish supplementally a copy of any omitted schedule upon request

4.9****	First Amendment to Agreement and Plan of Merger, dated as of January 30, 2008, to the Agreement and Plan of Merger by and among AppTec Laboratory Services, Inc., Paul Acquisition Corporation, Paul (US) Holdco, Inc., and WuXi PharmaTech (Cayman) Inc., dated as of January 3, 2008. Schedules and similar attachments have been omitted from this filing. The Registrant agrees to furnish supplementally a copy of any omitted schedule upon request

5.1	Opinion of Maples and Calder

8.1	U.S. Tax Opinion of O’Melveny & Myers LLP

8.2	PRC Tax Opinion of Commerce & Finance Law Offices

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 8.1)

23.3	Consent of Maples and Calder (included in Exhibit 5.1)

23.4	Consent of Commerce & Finance Law Offices (included as Exhibit 8.2)

24.1	Power of Attorney (included on signature page of Part II of this Registration Statement)

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.
**	Previously filed as an exhibit to the Registrant’s registration statement on Form F-1 (File No. 333-114806), as amended, initially filed with the SEC on July 24, 2007.
***	Previously filed as an exhibit to the Registrant’s annual report on Form 20-F (File No. 001-33623), filed with the SEC on June 25, 2009.
****	Previously filed as an exhibit to the Registrant’s registration statement on Form F-1 (File No. 333-150076), as amended, initially filed with the SEC on April 4, 2008.